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                                                                     EXHIBIT 2.2
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                                    AMENDMENT
                                       TO
                               PURCHASE AGREEMENT

            This Amendment modifies and forms a part of that certain Purchase Agreement, dated as of October 7, 1999 (the "Agreement"), by and between United Insurance Company of America, an Illinois insurance company ("Seller"), and Ceres Group, Inc., a Delaware corporation ("Purchaser"). Capitalized terms not expressly defined in this Amendment have the same meanings as in the Agreement.

            WHEREAS, Purchaser has proposed to Seller that the Agreement be amended to reflect the changes in Purchaser's intent regarding certain aspects of the transactions contemplated by the Agreement; and

            WHEREAS, subject to the terms and conditions set forth in this Amendment, Seller is willing to amend the Agreement consistent with Purchaser's proposals.

            NOW, THEREFORE, for and in consideration of the foregoing and the mutual covenants and agreements set forth in this Amendment, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties intending to be legally bound hereby agree as follows:

1. To reflect the modification in the form of the consideration to be paid to Seller by Purchaser in exchange for the Shares, the Agreement is amended as follows:

         A. Section 1.2 is deleted in its entirety and replaced with the following:

                           SECTION 1.2. CONSIDERATION FOR THE SHARES. On the
                  Closing Date (as hereinafter defined) and subject to the terms and conditions set forth in this Agreement, in reliance on the representations, warranties, covenants and agreements of the parties contained herein and in consideration of the sale, assignment, transfer and delivery of the Shares, Purchaser shall (i) issue, transfer, convey and deliver to Seller 75,000 shares of Convertible Voting Preferred Stock, par value $0.001 per share, of Purchaser (the "Voting Preferred Stock"), and
                  (ii) pay to Seller an amount equal to $60,000,000 less the Pre-Closing Dividend amount paid to Seller by Pyramid immediately prior to Closing as contemplated by Section 6.2(h) of this Agreement (the "Cash Consideration").

         B. Section 1.3(c) is deleted in its entirety and replaced with the following:

                           (c) At the Closing, Purchaser shall deliver to
                  Seller: (i) a stock certificate representing the Voting Preferred Stock showing Seller as the owner thereof, (ii) the Cash Consideration by wire transfer in immediately

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                  available funds to an account or accounts designated by
                  Seller, and (iii) all other previously undelivered certificates and other documents required to be delivered by Purchaser to Seller at or prior to the Closing Date in connection with the transactions contemplated hereby.

         C.       The following Section 3.8 is added to Article III:

                           SECTION 3.8. VOTING PREFERRED STOCK. Purchaser has
                  obtained all consents, approvals and authorizations, and provided all notifications, necessary to permit (i) the issuance, transfer, conveyance and delivery of the Voting Preferred Stock to Seller as contemplated by Section 1.2 hereof, and (ii) the execution, delivery and performance of that certain Subscription Agreement, dated April 17, 2000, by and between Purchaser and Seller, and that certain Registration Rights Agreement by and between Purchaser and Seller to be executed at Closing.

         D. In the first sentence of Section 4.3(i), the words "Purchase Price" are deleted and replaced with the words "Cash Consideration."

         E. In item (ii) of the first sentence of Section 5.1(d), the words "Purchase Price" are deleted and replaced with the figure "$67,500,000."

2. To reflect that Purchaser does not intend to enter into the Reinsurance Transaction, the Agreement is amended as follows:

    A.   Section 4.3(j) is deleted in its entirety.

    B.   The last two sentences of Section 4.6(a) are deleted in their entirety.

    C.   Section 6.3(e) is deleted in its entirety.

3. To reflect that the parties have agreed in principle to the form and substance of the written computer and data processing services agreement referenced in Section 6.1(d) of the Agreement, Section 6.1(d) is deleted in its entirety and the following Section 4.13 is added to Article IV:

         SECTION 4.13. TRANSITIONAL COMPUTER SERVICES AGREEMENT. Contemporaneous with the Closing and immediately following the Seller's transfer of the Shares to the Purchaser, Pyramid and Seller's affiliate, Unitrin Services Company -- Unitrin Data Systems division, shall execute the Transitional Computer Services Agreement attached as Exhibit "A" hereto.

4. To reflect that Purchaser does not intend to cause Pyramid to pay the Post-Closing Dividend, Section 6.2(i) is deleted in its entirety.

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5. To extend the time for completing the transactions contemplated by the
Agreement, Section 7.1(b)(i) is amended by deleting the date "February 15, 2000" and replacing it with the date "June 30, 2000."

6. To reflect the fact that Pyramid has eliminated its directors' qualifying shares, all references to directors' qualifying shares contained in the Agreement are deleted in their entirety.

7. This Amendment shall become effective as of April 17, 2000.

8. Except as otherwise expressly set forth above, this Amendment does not alter, modify, amend, vary or waive any of the terms or conditions of the Agreement.

9. This Amendment may be executed in multiple counterparts, all of which shall together be considered one and the same instrument.



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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective corporate officers as of the 17th day of April, 2000.


                                               UNITED INSURANCE COMPANY
                                               OF AMERICA
Attest:

 /s/ Scott Renwick                             /s/ Charles L. Wood
-------------------------------------          -------------------
Assistant Secretary                            Charles L. Wood
                                               Title: Vice President



Attest:

 /s/ Linda S. Standish                         /s/ Glen A. Laffoon
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Secretary                                      Glen A. Laffoon
                                               Title: Executive Vice President

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